Exhibit 10.7
Vital Health Technologies, Inc.
Form 10-KSB
File No. 000-15243

             Settlement of Convertible Secured Note

Date of Note:       September 1, 1998
Debtor:             Vital Heart Systems, Inc.
Secured Party:      Vital Health Technologies, L.L.C.
Amount              Advances up to $500,000
Interest rate       10% per annum with an additional 3% in the
event of default

The above parties agree to the following:

Whereas; Vital Heart Systems, Inc. recognizes an advance total of $151,264 as of October 18, 2000 and that the note has been in default since August 31, 1999 and calls for an additional 3% per annum interest rate that has not been added to the total.

Vital Heart Systems, Inc. recognizes that the advances include direct payment of expenses and costs incurred by Vital Heart Systems, Inc. In addition, advances include personal services provided by staff members of Vital Health Technologies, L.L.C. A detail accounting of all advances is attached to this agreement.

The conversion of the note to common stock ("Conversion Shares") is determined by dividing the advance total of $151,264 by the thirty (30 day average trading price of Vital Heart Systems, Inc. immediately prior to the date of the merger/acquisition, or $0.50/share should the thirty (30) day average exceed $50/share. The trading price of the stock has been between $.001 and $.05 the past 30 days from the date of this agreement. Assuming the stock price averages $.05 for the 30 days prior to the anticipated merger/acquisition date of November 10, 2000, the amount of common stock according to the conversion formula would be substantially more than the plan of reorganization has budgeted and approved by the shareholders of Vital Heart Systems, Inc.

Therefore; the parties above agree to settle the note for the amount of budgeted stock remaining following the settlement of the debt owed to the John Halpern group of creditors, William Wustenberg and the amount budgeted in accordance with the agreement with Introl Corporation. The amount of common stock remaining is 400,991 shares.

This document has been reviewed and agreed to this 27th day of October, 2000.


/s/Stephen Muscanto
Director
Vital Heart Systems, Inc.

/s/William Kieger
President
Vital Health Technologies, L.L.C.


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Statement
Advances to Vital Heart Systems, Inc.       9/15/00                  10/18/00
Balance January 18, 2000                $ 50,525.00 New balance      114,623
Interest        10%                     $  3,368.00               $      955

Filing fees                                                       $      130
Legal fees                                                        $    4,556
Credit search                           $    456.75
Printy settlement                                                 $   20,000
Halpern settlement                      $  6,225.00
Wustenberg settlement                                             $    1,000

Shareholder letter of notification
Staff
Postage                                 $   434.88
CEDE                                    $ 1,299.85
Envelopes - paper                       $   244.94
Shareholder meeting mailing
Staff                                   $ 5,500.00
Postage                                 $   945.00
Envelopes - paper                       $   489.88
Shipping                                $   164.50
ADP/CEDE                                $ 4,797.50
Ramada Inn                              $   171.30
Storage/rent                            $ 4,000.00                   $ 500
Consulting services
Creditor settlement            5                      10
Audit preparation             45                      10
Preparation of documents      60                      20
Shareholder communication     70                       5
                             180  200  $ 36,000.00    45   200   $  9,000
Transfer agent                                                   $    500
This period                            $ 60,729.60               $ 35,686
End balance                            $   114,623               $151,264
Settlement
Projected                              $   169,757
Conversion @   $ 0.05        shares      3,395,132


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Vital Health Technologies

STATEMENT

Expenses related to loan agreement with Vital Heart Systems, Inc.
January 18, 2000

Advances to VHS
Cash
$1,455              11-9-99
$2,690               1-6-99
$2,690               1-6-99
$2,690               1-6-99

Storage
$7,000              $500 per month

Consulting services

$ 20,000       Shareholder and creditor communications 100 hours
          		   @ $200 per hr
$ 14,000       Management and documentation of corporate records,
          		   files and books

Total              $50,525








     3434 Lexington Ave.  N.  Suite 200, Shoreview, MN 55126
          651-484-3477 phone           651-484-6184 fax



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